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Exhibit 99


FOR IMMEDIATE RELEASE

           UWINK ANNOUNCES FIRST FRANCHISE AREA DEVELOPMENT AGREEMENT

              AGREEMENT IS FOR THREE FRANCHISED UNITS IN MIAMI AREA


LOS ANGELES - June 11, 2007 - uWink, Inc. (OTC Bulletin Board: UWNK - News), a new restaurant that combines food, drinks and entertainment, today announced that it has entered into an Area Development Agreement with OCC Partners, LLC., for up to three franchised uWink restaurants in Miami-Dade County, Florida to be built over the next four years.

The agreement represents the first franchised uWink restaurants and the first restaurants on the Eastern seaboard. The units in this Area Development will also be the first to implement and exhibit uWink's "multi-lingual" capabilities, hosting a bi-lingual menu for both English and Spanish speaking customers.

"Entering into our first franchise development agreement is a milestone event and significant step in the growth of uWink," said Nolan Bushnell, CEO of uWink. "It is important to have the right franchise partner, and we are very excited about OCC Partners joining our team. We are looking forward to working with OCC Partners to bring uWink to Miami."

"It's not too often you get an opportunity to be part of an emerging franchise concept that is as innovative, unique and exciting as uWink," said Norman Silber, a spokesman for OCC Partners, LLC. "Nolan Bushnell has done it again, and we are thrilled to be able to bring this cutting edge dining and entertainment experience to Miami."


About uWink:
The uWink restaurant concept allows customers to order food, drinks, games and other digital media at the table through proprietary touch screen terminals. uWink, Inc. is led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC). For more information, visit www.uwink.com.

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Media Contact:

Alissa Bushnell
VP, Marketing and Public Relations
uWink
415-235-9532
alissa@uwink.com